Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
DUTCH BROS INC.
(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

The date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was June 4, 2021.
The undersigned, a natural person and duly authorized officer, under the provisions and subject to the requirements of the laws of the State of Delaware hereby certifies that the certificate of incorporation is hereby amended and restated in its entirety to read as follows:

I.
The name of this corporation is Dutch Bros Inc. (the “Company”).
II.
The registered office of the corporation in the State of Delaware is 9 East Loockerman Street, Suite 311, City of Dover, County of Kent, 19901 and the name of the registered agent of the corporation in the State of Delaware at such address is Registered Agent Solutions, Inc.
III.
The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (“DGCL”).
IV.
A.    The Company is authorized to issue five classes of stock to be designated, respectively, “Class A Common Stock,” “Class B Common Stock,” “Class C Common Stock,” “Class D Common Stock” and “Preferred Stock.” The total number of shares that the Company is authorized to issue is shares, 711,000,000 shares, 400,000,000 of which shall be Class A Common Stock (the “Class A Common Stock”), 144,000,000 shares of which shall be Class B Common Stock (the “Class B Common Stock”), 105,000,000 shares of which shall be Class C Common Stock (the “Class C Common Stock”), 42,000,000 shares of which shall be Class D Common Stock (the “Class D Common Stock,” together with the Class A Common Stock, the Class B Common Stock and the Class C Common Stock, the “Common Stock”) and 20,000,000 shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.00001 per share, the Class A Common Stock shall have a par value of $0.00001, the Class B Common Stock shall have a par value of $0.00001 per share, the Class C Common Stock shall have a par value of $0.00001 per share and the Class D Common Stock shall have a par value of $0.00001 per share.
B.    The Preferred Stock may be issued from time to time in one or more series. Subject to any limitations expressly set forth in this Article IV or Article V, or, to the extent permitted by applicable law and the Bylaws of the Company or a resolution of the Board of Directors, any committee of the Board of Directors, is hereby expressly authorized by resolution or resolutions to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares of such series and to determine for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors or committee thereof providing for the issuance of such shares and as may be permitted by the DGCL. Subject to any limitations expressly set forth in this Article IV or Article V, the Board of Directors or, to the extent permitted by applicable law and the Bylaws of the Company or a resolution of the Board of Directors, any committee of the Board of Directors, is also expressly authorized to increase (but not above the authorized number of shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. If the number of shares of any series of Preferred Stock shall be decreased in accordance with the foregoing sentence, then the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.
C.    Subject to any limitations expressly set forth in this Article IV or Article V, the number of authorized shares of Preferred Stock or Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, Class A Common Stock or Class B Common or Class C Common Stock or Class D Common Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL unless a vote of any holders of Preferred Stock or a series of Preferred Stock is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock (a “Certificate of Designation”).
D.    Except as provided above, the rights, preferences, privileges, restrictions and other matters relating to the Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock are as follows:
1.    Definitions.
(a)    “Acquisition” means any consolidation or merger of the Company with or into any other Entity, other than any such consolidation or merger in which the stockholders of the Company immediately prior to such consolidation or merger continue to hold a majority of the voting power of the surviving Entity in substantially the same proportions (or, if the surviving Entity is a wholly owned subsidiary of another Entity, the surviving Entity’s parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred or issued; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes.
(b)    “Approved Designee” means Brian Maxwell, and if Brian Maxwell is not then available to serve as the Approved Designee, then Christine Schmidt, and then if Christine Schmidt is not then available to serve as the Approved Designee, then a person or persons or Entity who are entitled to exercise Voting Control with respect to shares of Class B Common Stock only following the death or Incapacity of the Founder pursuant to an agreement entered into between the Founder and some person or persons or Entity, and who is approved by a majority of the Board of Directors.
(c)    “Asset Transfer” means the sale, lease, exchange or other disposition (other than liens and encumbrances created in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money, so long as no foreclosure occurs in respect of any such lien or encumbrance) of all or substantially all of the assets of the Company.
(d)    “Certificate of Incorporation” means the certificate of incorporation of the Company, as amended and/or restated from time to time, including the terms of any certificate of designations of any series of Preferred Stock.
(e)    “Entity” means any corporation, partnership, limited liability company or other legal entity.
(f)    “Effective Time” means the time this Certificate of Incorporation of the Company is filed with the Secretary of State of the State of Delaware.
(g)    “Final Date” means the earliest to occur of any of either: (i) with respect to the Class B Common Stock, (A) 5:00 p.m. in New York City, New York on the Trading Day fixed by the Board of Directors that is no less than 90 days and no more than 180 days following the date that the number of shares of Class B Common Stock outstanding is less than 5% of the total number of shares of Common Stock then-outstanding; or (B) 5:00 p.m. in New York City, New York on the Trading Day fixed by the Board of Directors that is no less than 90 days and no more than 180 days following the death or Incapacity of the Founder and (ii) with respect to the Class C Common Stock and Class D Common Stock, 5:00 p.m. in New York City, New York on the Trading Day fixed by the Board of Directors that is no less than 90 days and no more than 180 days following the date that the number of shares of Class C Common Stock and Class D Common Stock outstanding is less than 5% of the total number of shares of Common Stock then-outstanding.
(h)    “Founder” means Travis Boersma, an individual.
(i)    “Incapacity” means, with respect to an individual, the permanent and total disability of such individual so that such individual is unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner. In the event of a dispute regarding whether an individual has suffered an Incapacity, no Incapacity of such individual will be deemed to have occurred unless and until an affirmative ruling regarding such Incapacity has been made by a court of competent jurisdiction, and such ruling has become final and non-appealable.
(j)    “IPO” means the Company’s initial public offering of shares of its Class A Common Stock.
(k)    “LLC” means Dutch Mafia, LLC, a Delaware limited liability company.
(l)    “LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of the LLC, dated on or about the date of the Company’s initial public offering of shares of its Class A Common Stock, as the same may be amended and/or restated from time to time.
(m)    “LLC Interests” means the Class A Common Units of the LLC.
(n)    “Liquidation Event” means (i) any Asset Transfer or Acquisition in which cash or other property is, pursuant to the express terms of the Asset Transfer or Acquisition, to be distributed to the stockholders in respect of their shares of capital stock in the Company or (ii) any liquidation, dissolution and winding up of the Company; provided, however, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Class A Common Stock, Class B Common Stock, Class C Common Stock or Class D Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the Class A Common Stock, Class B Common Stock, Class C Common Stock or Class D Common Stock.
(o)    “Permitted Entity” means, with respect to the Class B Common Stock, any Entity with respect to which the Founder has Voting Control and any Approved Designee, and with respect to the Class C Common Stock and the Class D Common Stock, any Entity in which a person or persons who have Voting Control of such Qualified Stockholder as of the Effective Date, directly, or indirectly through one or more Permitted Transferees, has Voting Control.
(p)    “Permitted Transfer” means, and is restricted to, any Transfer of a share of to a Permitted Entity.
(q)    “Permitted Transferee” means a transferee of shares of Class B Common Stock, Class C Common Stock and/or Class D Common Stock received in a Transfer that constitutes a Permitted Transfer.
(r)    “Qualified Stockholder” means (i) the record holder of a share of Class B Common Stock, Class C Common Stock and/or Class D Common Stock issued in accordance with the terms of that certain Reorganization Agreement dated on or about the date hereof by and among the members of the LLC, provided in each case that such record holder is either the Founder or a Permitted Entity; and (ii) a Permitted Transferee of a Qualified Stockholder.
(s)    “Trading Day” means any day on which the New York Stock Exchange are open for trading.
(t)    “Transfer” of a share of Class B Common Stock, Class C Common Stock and/or Class D Common Stock means any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock, Class C Common Stock and/or Class D Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article IV:
(i)    the granting of a revocable proxy to officers or directors of the Company in connection with actions to be taken at an annual or special meeting of stockholders;
(ii)    entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock, with respect to Class B Common Stock, or Class C Common Stock and Class D Common Stock, with respect to Class C Common Stock and/or Class D Common Stock, that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Company, (B) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time, (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner and (D) afford sole Voting Control over the shares to the Founder or a Permitted Entity;
(iii)    the pledge of shares of Class B Common Stock, Class C Common Stock and/or Class D Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer”; or
(iv)    entering into, or reaching an agreement, arrangement or understanding regarding, a support or similar voting or tender agreement (with or without granting a proxy) in connection with a Liquidation Event, Asset Transfer or Acquisition that has been approved by the Board of Directors;
A “Transfer” shall also be deemed to have occurred with respect to a share of Class B Common Stock, Class C Common Stock and/or Class D Common Stock beneficially held by (i) a Permitted Transferee on the date that such Permitted Transferee ceases to meet the qualifications to be a Permitted Transferee of the Qualified Stockholder who effected the Transfer of such shares to such Permitted Transferee, or (ii) an Entity that is a Qualified Stockholder, if there occurs a Transfer on a cumulative basis, from and after the Effective Time, of a majority of the Voting Control of such Entity or any parent of such Entity, other than a Transfer to parties that were, as of the Effective Time, holders of voting securities of any such Entity or parent of such Entity.
(u)    “Voting Control” means, holding sufficient shares, partnership interests, membership interests or other equity in an Entity, or otherwise having legally enforceable rights, to vote or direct the voting of shares of Class B Common, Class C Common or Class D Common held directly or indirectly by such Entity.
2.    Rights Relating To Dividends.
(a)    Subject to the prior rights of holders of any Preferred Stock at the time outstanding having prior rights as to dividends, the holders of the Class A Common Stock and Class D Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board of Directors. Except as permitted in Section IV.D.2(b), any dividends paid to the holders of shares of Class A Common Stock and Class D Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of the applicable class of stock treated adversely, voting separately as a class.
(b)    The Company shall not declare or pay any dividend or make any distribution to the holders of Class A Common Stock or Class D Common Stock payable in securities of the Company unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock, pro rata on an equal priority, pari passu basis; provided, however, that (i) dividends or other distributions payable in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock may be declared and paid to the holders of Class A Common Stock without the same dividend or distribution being declared and paid to the holders of the Class D Common Stock if, and only if, a dividend payable in shares of Class D Common Stock, or rights to acquire shares of Class D Common Stock, as applicable, are declared and paid to the holders of Class D Common Stock at the same rate and with the same record date and payment date, pro rata on an equal priority, pari passu basis; and (ii) dividends or other distributions payable in shares of Class D Common Stock or rights to acquire shares of Class D Common Stock may be declared and paid to the holders of Class D Common Stock without the same dividend or distribution being declared and paid to the holders of the Class A Common Stock if, and only if, a dividend payable in shares of Class A Common Stock, or rights to acquire shares of Class A Common Stock, as applicable, are declared and paid to the holders of Class A Common Stock at the same rate and with the same record date and payment date, pro rata on an equal priority, pari passu basis.
3.    Liquidation Rights. In the event of a Liquidation Event, upon the completion of the distributions required with respect to any Preferred Stock that may then be outstanding, the remaining assets of the Company legally available for distribution to stockholders, or consideration payable to the stockholders of the Company, in the case of an Acquisition constituting a Liquidation Event, shall be distributed on an equal priority, pro rata basis to the holders of Class A Common Stock and Class D Common Stock (and to the holders of any Preferred Stock that may then be outstanding, to the extent required by the Certificate of Incorporation); provided, however, for the avoidance of doubt, bona fide, market-level, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Class A Common Stock or Class D Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the Class A Common Stock or Class B Common Stock. The holders of shares of Class B Common Stock and Class C Common Stock, as such, shall not be entitled to receive any assets of the Company in any Liquidation Event.
4.    Voting Rights.
(a)    Class A Common Stock. Each holder of record of Class A Common Stock, as such, shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally or holders of Class A Common Stock as a separate class are entitled to vote (whether voting separately as a class or together with one or more classes of the Company’s capital stock).
(b)    Class B Common Stock. Each holder of record of Class B Common Stock, as such, shall be entitled to ten (10) votes (or such lower number as required to prevent the holders of Class B Common Stock from holding, in the aggregate, 80% or more of the aggregate voting power of the Company at any time) for each share of Class B Common Stock held of record by such holder on all matters on which stockholders generally or holders of Class B Common Stock as a separate class are entitled to vote (whether voting separately as a class or together with one or more classes of the Company’s capital stock); provided that, on the Final Date, each holder of record of Class B Common Stock, shall thereafter only be entitled to one vote for each share of Class B Common Stock held of record by such holder on all matters on which stockholders generally or holders of Class B Common Stock as a separate class are entitled to vote (whether voting separately as a class or together with one or more classes of the Company’s capital stock).
(c)    Class C Common Stock. Each holder of record of Class C Common Stock, as such, shall be entitled to three (3) votes for each share of Class C Common Stock held of record by such holder on all matters on which stockholders generally or holders of Class C Common Stock as a separate class are entitled to vote (whether voting separately as a class or together with one or more classes of the Company’s capital stock); provided that, on the Final Date, each holder of record of Class C

Common Stock, shall thereafter only be entitled to one vote for each share of Class C Common Stock held of record by such holder on all matters on which stockholders generally or holders of Class C Common Stock as a separate class are entitled to vote (whether voting separately as a class or together with one or more classes of the Company’s capital stock).
(d)    Class D Common Stock. Each holder of record of Class D Common Stock, as such, shall be entitled to three (3) votes for each share of Class D Common Stock held of record by such holder on all matters on which stockholders generally or holders of Class D Common Stock as a separate class are entitled to vote (whether voting separately as a class or together with one or more classes of the Company’s capital stock).
5.    Stock Splits or Combinations. In no event shall any stock split, subdivision, combination, reclassification or recapitalization be effected or any dividend be declared with respect to any outstanding shares of Common Stock unless contemporaneously therewith all outstanding shares of Common Stock and the LLC Interests of the LLC are treated in the same proportion and the same manner.
6.    Transfer Restriction; Exchange and Cancellation.
(a)    No shares of Class B Common Stock, or Class C Common Stock may be issued by the Company except to the specific holder of LLC Interests set forth in the LLC Agreement, and to only to the extent that after such issuance of such Class B Common Stock or Class C Common Stock such holder of LLC Interests holds an identical number of LLC Interests and shares of Class B Common Stock or Class C Common Stock, as applicable. No shares of Class B Common Stock or Class C Common Stock may be Transferred by the holder thereof except (i) for no consideration to the Company upon which transfer such shares shall automatically be cancelled pursuant to Section IV.D.6(b), or (ii) (A) together with the transfer of an identical number of LLC Interests made to the transferee of such LLC Interests made in compliance with the LLC Agreement and (B) which transfer shall be in compliance with all the provisions set forth herein. Any purported Transfer of shares of Class B Common Stock or Class C Common Stock in violation of this Section IV.D.6(a) shall be null and void ab initio. If, notwithstanding the foregoing, a person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (“Purported Owner”) of shares of Class B Common Stock or Class C Common Stock in violation of this Section IV.D.6(a), then the Purported Owner shall not obtain any rights in and to such shares of Class B Common Stock or Class C Common Stock, and the purported Transfer of the such shares to the Purported Owner shall not be recognized by the Company or the Company’s transfer agent.
(b)    To the extent that any holder of Class B Common Stock or Class C Common Stock exercises its right pursuant to the LLC Agreement to have its LLC Interests redeemed and/or exchanged by the LLC, then simultaneous with the payment of cash by the LLC (in the case of redemption) and/or issuance of shares Class A Common Stock by the Company (in the case of an election by the Company pursuant to the LLC Agreement to effect a direct exchange with such holder), as applicable, pursuant to the terms of the LLC Agreement, the Company shall cancel for no consideration a corresponding number of shares of Class B Common Stock and/or Class C Common Stock, as applicable, registered in the name of the exchanging holder equal to the number of such holder’s LLC Interests that are exchanged in such exchange transaction.

7.    Optional Conversion.
(a)    Optional Conversion of the Class D Common Stock.
(i)    At the option of the holder thereof, each share of Class D Common Stock shall be convertible, at any time or from time to time, into one (1) fully paid and nonassessable share of Class A Common Stock as provided herein.
(ii)    Each holder of Class D Common Stock who elects to convert the same into shares of Class A Common Stock shall surrender the certificate or certificates therefor (if any), duly endorsed, at the office of the Company or its transfer agent for the Company (or shall notify the Company or its transfer agent that such certificate or certificates (if any), have been lost, stolen or destroyed and execute and agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificate or certificates (if any)), and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Class D Common Stock being converted. As promptly as reasonably practicable thereafter, and in any event, within two (2) Trading Days, the Company shall, at its election, issue and deliver certificate(s) or register book-entry positions, in either case evidencing the number of shares of Class A Common Stock to which the converting holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Class D Common Stock to be converted, or, if the shares are uncertificated, immediately prior to the close of business on the date that the holder delivers notice of such conversion to the Company’s transfer agent and the person entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock at such time. If a conversion election made in accordance with this Section IV.D.7(a)(ii) is made in connection with an underwritten offering of the Company’s securities pursuant to the Securities Act of 1933, as amended (the “Securities Act”), such conversion election may, at the option of the holder tendering shares of Class D Common Stock for conversion, be conditioned upon the closing with the underwriters of the sale of the Company’s securities pursuant to such offering, in which event the holder making such conversion election who is entitled to receive shares of Class A Common Stock upon conversion of their shares of Class D Common Stock shall not be deemed to have converted such shares of Class D Common Stock or be the record holder of such shares of Class A Common Stock until the consummation of the closing of such sale of the Company’s securities in the underwritten offering.
(b)    Automatic Conversion of the Class D Common Stock.
(i)    Upon Transfer. Each share of Class D Common Stock shall automatically be converted into one fully paid and nonassessable share of Class A Common Stock upon a Transfer, other than a Permitted Transfer, of such share of Class D Common Stock. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares (if any) are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class D Common Stock, as appliable, are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class D Common Stock, as applicable, the holders of such shares of

Class D Common Stock so converted shall surrender the certificates representing such shares (if any) at the office of the Company or its transfer agent.
(ii)    Upon Final Date. On the Final Date, each issued share of Class D Common Stock shall automatically, without any further action, convert into one share of Class A Common Stock. Following the Final Date, the Company may no longer issue any additional shares of Class D Common Stock. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares (if any) are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class D Common Stock, as applicable, are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class D Common Stock, the holders of the shares so converted shall surrender the certificates representing such shares (if any) at the office of the Company or its transfer agent.
(c)    Immediate Effect. In the event of a conversion of shares of Class D Common Stock, as applicable, to shares of Class A Common Stock pursuant to this Section 7, such conversion(s) shall be deemed to have been made at the time that the Transfer of shares occurred or immediately at the Final Date, as applicable. Upon any conversion of Class D Common Stock to Class A Common Stock, all corresponding rights of the holder of shares of Class D Common Stock shall cease and the person or persons in whose names or names the certificate or certificates (or book-entry position(s)) representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.
8.    Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect (i) the conversion of all outstanding shares of Class D Common Stock and (ii) the exchange of all outstanding LLC Units (along with shares Class B Common Stock or Class C Common Stock, and excluding LLC Units held by the Company) for shares of Class A Common Stock pursuant to the terms of the LLC Agreement; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversions and exchanges described above, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such numbers of shares as shall be sufficient for such purpose and shall not issue shares of Class A Common Stock until such increase has been effected.
9.    Prohibition on Reissuance of Shares. Shares of Class B Common Stock, Class C Common Stock and Class D Common Stock that are acquired by the Company for any reason (whether by repurchase, redemption, upon conversion, or otherwise) shall be retired in the manner required by law and shall not be reissued as shares of Class A Common Stock, Class B Common Stock, Class C Common Stock or Class D Common Stock.

V.
For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:
A.    Board of Directors.
1.    Generally. Except as otherwise provided in the Certificate of Incorporation or the DGCL, the business and affairs of the Company shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by the Board of Directors.
2.    Election of Directors; Removal of Directors; Vacancies.
(a)    For so long as the total number of outstanding shares of Class C Common Stock and Class D Common Stock is at least fifty percent (50%) of the total number of shares of Class C Common Stock and Class D Common Stock outstanding immediately prior to the closing of the IPO, the holders of Class C Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the Board of Directors at each meeting or pursuant to each stockholder action by written consent of the Company’s stockholders, and to remove from office such directors in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such directors. For so long as the total number of outstanding shares of Class C Common Stock and Class D Common Stock is at least ten percent (10%) but less than fifty percent (50%) of the total number of shares of Class C Common Stock and Class D Common Stock outstanding immediately prior to the closing of the IPO, the holders of Class C Common Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors at each meeting or pursuant to each stockholder action by written consent of the Company’s stockholders, and to remove from office such director in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such director. When the total number of outstanding shares of Class C Common Stock and Class D Common Stock is less than ten percent (10%) of the total number of shares of Class C Common Stock and Class D Common Stock outstanding immediately prior to the closing of the IPO, the holders of Class C Common Stock shall no longer be entitled to separately elect any members of the Board of Directors.
(b)    The holders of a majority of the voting power of the then-outstanding capital stock entitled to vote in an election of directors, voting together as a single class, shall be entitled to elect all remaining members of the Board of Directors at each meeting or pursuant to each stockholder action by written consent of the Company’s stockholders.
(c)    No stockholder entitled to vote at an election for directors may cumulate votes.
(d)    Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
(e)    Election of directors need not be by written ballot unless the Bylaws so provide.

(f)    Subject to any limitations imposed by applicable law, removal shall be as provided in Section 141(k) of the DGCL.
(g)    Subject to any limitations imposed by applicable law and the foregoing provisions of this section and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, and except as otherwise provided by applicable law, be filled only by the Board of Directors by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.
B.    Stockholder Action by Written Consent. Any action required or permitted to be taken at an annual or special meeting of stockholders may be taken (i) upon the vote of the stockholders at such an annual or special meeting called in accordance with the Bylaws of the Company, or (ii) without any such meeting, without prior notice and without a vote, if one or more written consents, setting forth the action so taken, are signed by the holders of outstanding shares of the Company’s capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and delivered to the Company in accordance with applicable law.
C.    Bylaws. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Company.
VI.
A.    The liability of the directors of the Company for monetary damages is hereby eliminated to the fullest extent permitted under applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law, as so amended.
B.    To the fullest extent permitted by applicable law, the Company may provide indemnification of (and advancement of expenses to) directors, officers, and other agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise.
C.    Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.
D.    Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Company or any stockholder to the Company or the Company’s stockholders; (iii) any action or proceeding asserting a claim against the Company or any current or former director, officer or other employee of the Company or any stockholder arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws of the Company (as each may be amended from time to time); (iv) any action or proceeding to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws of the Company (including any right, obligation or remedy thereunder); (v) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any action asserting a claim against the Company or any director, officer or other employee of the Company or any stockholder, governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This Article VI shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934 or any other claim for which the federal courts have exclusive jurisdiction.
E.    Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.
F.    Any person or Entity holding, owning or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Article VI, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Company, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.
VII.
A.    The provisions of this Article VII are set forth to define, to the extent permitted by applicable law, the duties of Exempted Persons (as defined below) to the Company with respect to certain classes or categories of business opportunities. “Exempted Persons” means (i) any director of the Company who is not an employee of the Company or the LLC or any of their respective subsidiaries, or (ii) any holder of Class C Common Stock or Class D Common Stock or any partner, member, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is an employee of the Company or the LLC or any of their respective subsidiaries.
B.    The Exempted Persons shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company or any of its subsidiaries. To the fullest extent permitted by applicable law, the Company, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Company and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time available to the Exempted Persons, even if the opportunity is one that the Company or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Company (and there shall be no restriction on the Exempted Persons using the general knowledge and understanding of the Company and the industry in which it operates which it has gained as an Exempted Person in considering and pursuing such opportunities or in making investment, voting, monitoring, governance or other decisions relating to other entities or securities) and, to the fullest extent permitted by applicable law, shall not be liable to the Company or any of its subsidiaries or stockholders for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or its subsidiaries, or uses such knowledge and understanding in the manner described herein, provided, that the foregoing shall not apply to any matter, transaction or interest that is presented to, or acquired, created or developed by, or otherwise comes into the possession of, an Exempted Person expressly and solely in such Exempted Person’s capacity as a director of the Company while such Exempted Person is performing services in such capacity.
C.    In addition to and notwithstanding the foregoing provisions of this Article VII, a corporate opportunity shall not be deemed to belong to the Company if it is a business opportunity that the Company is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Company’s business or is of no practical advantage to it or that is one in which the Company has no interest or reasonable expectancy.
D.    No amendment or repeal of this Article VII shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities of which such Exempted Person becomes aware prior to such amendment or repeal. This Article VII shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Company under this Certificate of Incorporation, the Company’s bylaws or applicable law.
VIII.
A.    The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.
B.    Notwithstanding anything contained herein to the contrary, this Certificate may not be amended, and provisions hereunder may not be waived, in a manner that adversely affects holders of the Class B Common Stock, the Class C Common Stock or the Class D Common Stock, as applicable, in each case in their capacity as such, in a manner that is adverse and disproportionate to any other class of Common Stock authorized hereunder, without the consent of holders of a majority of the outstanding shares of the impacted class of Common Stock.
This Certificate has been subscribed as of September 14, 2021 by the undersigned who affirms that the statements made herein are true and correct.

/s/ Joth Ricci
Joth Ricci
Chief Executive Officer